Exhibit 99.1

                                [GRAPHIC OMITTED]


                       First Montauk Announces Settlement
                    and Return of Preferred and Common Stock

June 15, 2007 -- Red Bank, NJ -- First Montauk Financial Corp. (OTCBB: FMFK) announced today that it reached an agreement with Edward H. Okun and his affiliated companies to settle four separate lawsuits arising out of the termination of a merger agreement by Mr. Okun through an affiliated company in December 2006. Under the settlement, the parties have exchanged general releases and the Okun affiliates have surrendered for cancellation 197,824 shares of Series B Preferred Stock, 283,087 shares of Series A Preferred Stock and 5,272,305 shares of Common Stock. The settlement reduces the outstanding common stock of First Montauk by 37%, on an as converted basis, and immediately reduces Okun's interest in First Montauk to below 25% of the remaining outstanding shares of Common Stock.

First Montauk has also received an exclusive 60 day option to purchase Okun's remaining 3,300,308 shares of Common Stock for $2,500,000. During the 60 day option period, First Montauk has the right to vote the shares in any matter that comes before the shareholders including the election of directors.

As part of the settlement, all of the lawsuits will be dismissed with prejudice, subject to the approval of the Federal court, if required. In addition, the $2,000,000 that was deposited in escrow by Okun at the time of the execution of the Merger Agreement will be returned to him.

The parties originally executed a merger agreement on May 5, 2006 under which affiliates of Mr. Okun would purchase all of the outstanding shares of First Montauk for $1.00 per diluted share in cash. However, on December 29, 2006, First Montauk reported that the merger agreement had been terminated by the Okun affiliates and four separate lawsuits by the parties followed. In February 2007, Mr. Okun, through affiliates, purchased additional shares of common and preferred stock of First Montauk, which gave him voting control of the company.

Victor K. Kurylak, the Company's President and Chief Executive Officer, hailed the settlement as a great achievement by all of the parties. Mr. Kurylak stated that "The continued litigation and uncertainty surrounding ownership has been a major distraction to our employees and affiliates and hampered our growth plans. The settlement removes any uncertainty as to the ownership and control of the company and will allow First Montauk to accelerate the improvement and modernization of all areas of operations, and expand our services and brokerage base."

Mr. Kurylak continued, "The return of the securities held by the Okun affiliates provides an immediate positive impact on our cash flow with the elimination of dividend payments on the preferred series shares and dramatically reduces the number of outstanding common shares."

The foregoing is only a summary of the settlement and is qualified in its entirety by the settlement agreement to be filed as an exhibit to Form 8-K.

First Montauk Financial Corp. is the parent company of First Montauk Securities Corp., a registered securities broker/dealer headquartered in Red Bank, New Jersey. First Montauk conducts securities brokerage, insurance, investment banking and advisory business through its network of independent financial professionals.

Montauk Financial Group (http://www.montaukfinancial.com), based in Red Bank, New Jersey, is a leading financial services firm providing a full spectrum of investment products through its nationwide network of independent financial professionals. Montauk Financial Group and its network of independent financial professionals are committed to providing personalized financial services, insight, and advice to clients to help them achieve a well-balanced and productive portfolio. Montauk Financial Group is a service mark of First Montauk Securities Corp., Member NASD/SIPC and SEC Registered Investment Adviser

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. This press release may contain certain statements of a forward-looking nature relating to future events or future business performance. Any such statements that refer to the Company's estimated or anticipated future results or other non-historical facts are forward-looking and reflect the Company's current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, risks and uncertainties detailed in each Company's Securities and Exchange Commission filings, including each Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements speak only as of the date of this release. Each of the Companies undertake no obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise.


Contact:

First Montauk Financial Corp.
Victor K. Kurylak, President and Chief Executive Officer
(800) 876-3672, ext. 4230 info@montaukfinancial.com